Exhibit 99.1

EVERI REPORTS 2020 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Operating Results Reflect Quarterly Sequential Improvement
Premium Unit Installed Base Grew by 1,318 Units, or 26%, over 2019 Year-end Reflecting an Increase in Every Quarter of 2020, Including a 337-Unit Sequential Increase in the Fourth Quarter
Two Casino Customers Went Live with Digital Wallets Powered by CashClub Wallet® Technology Solutions

Las Vegas - March 9, 2021 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming products, financial technology and loyalty solutions, today reported financial results for the fourth quarter and full year ended December 31, 2020. The 2020 fourth quarter results reflect quarterly sequential improvement from the 2020 third quarter, despite the continued impact from the COVID-19 pandemic and related casino closures. The 2020 fourth quarter actual results are in line with the preliminary 2020 fourth quarter results the Company provided on January 26, 2021.
Fourth Quarter 2020 Financial Highlights
•Revenues rose to $119.6 million from $112.1 million in the 2020 third quarter; revenues were $145.2 million in the 2019 fourth quarter
•Net income improved to $1.1 million, or $0.01 per diluted share, inclusive of $2.0 million in pre-tax charges primarily related to the consolidation of certain facilities and the write-off of certain inventory, compared to a net loss of $0.9 million, or $(0.01) per diluted share, in the 2020 third quarter and a net loss in the 2019 fourth quarter of $4.1 million, or $(0.05) per diluted share. Net loss in the 2019 fourth quarter included a $6.4 million pre-tax charge related to a litigation settlement and $1.6 million of additional charges.
•Adjusted EBITDA, a non-GAAP financial measure, increased to $61.2 million from $59.8 million in the 2020 third quarter; Adjusted EBITDA was $63.2 million in the 2019 fourth quarter.
•Free Cash Flow, a non-GAAP financial measure, was $14.4 million, compared to $22.8 million in the 2020 third quarter, reflecting the $10.7 million higher semi-annual cash interest payment in the 2020 fourth quarter; Free Cash Flow more than tripled compared to $4.5 million in the 2019 fourth quarter.
Michael Rumbolz, Chief Executive Officer of Everi, said, “The quarterly sequential increase in revenues, net income and Adjusted EBITDA achieved in the fourth quarter reflects the strength and balance of our businesses, in particular our significant percentage of higher-margin recurring revenues, and our track record of consistent operating execution. Year-over-year progress in several of our operating metrics, despite increased restrictions on certain casino activities during the quarter, is a direct result of the significant advances in our Games and FinTech product portfolios. These advances reflect our focus on developing new, innovative products to help our customers extend their relationship with their guests and operate more efficiently, and for which we are seeing increasing demand. Our improved operating performance, together with the ongoing benefits of our cost savings initiatives, resulted in an increase in operating income, our return to generating net income and in Free Cash Flow more than tripling compared to last year's fourth quarter.
"A key factor behind the momentum in our Games segment has been the quarterly sequential growth throughout 2020 in the total installed base of our gaming operations, as well as the increases in daily win per unit of our active units. In particular, the 26% year-over-year increase in premium units reflects the popularity of our games, which is driving active unit performance at higher levels compared to the pre-pandemic period. In addition, the continued strength of our mechanical reel games and demand for our new for-sale Flex™ video cabinet helped drive a 62% quarterly sequential increase in units sold. While total cash access transactions reflect a sequentially lower level of casino activity in the quarter due to the pandemic, increased equipment sales and ongoing demand for our loyalty products and services resulted in FinTech revenues comparable to the third quarter. We also made notable progress with the commercialization of our CashClub Wallet® digital offering in the quarter, as two large casino operators went live with mobile wallets powered by our technology. We continue to see strong interest in our innovative cashless solution and expect additional implementations of CashClub Wallet technology over the next several quarters.
“Despite the ongoing impact of the COVID-19 pandemic, our Games development teams continue to create original, entertaining, in-demand games that provide memorable player experiences. At the same time, our FinTech development teams are achieving consistent progress in the creation of a fully integrated digital neighborhood for casinos that drives improved operational efficiencies and creates seamless, convenient player transactions. Our success in implementing our new product development priorities is driving continued strength in key performance metrics and enabling us to execute on new opportunities, such as the burgeoning demand for cashless funding solutions. This success, combined with our focus on optimizing our operations, is enabling Everi to address the industry’s current challenges and further positioning us to consistently grow our financial results as the operating environment normalizes.
“Throughout 2020, we met every challenge, demonstrating Everi's dedication and unwavering commitment to provide our customers and their patrons with exceptional products and services. I could not be prouder of the entire Everi Team,” concluded Rumbolz.
Mark Labay, Executive Vice President and Chief Financial Officer, added, “The recent repricing of $735.5 million of our Senior Secured Term Loan in February 2021 will save approximately $1.8 million in interest costs on an annualized basis at current rates. Those cash savings will provide a further boost to the higher level of Free Cash Flow that we expect to generate from our improving operating results. This attention to all aspects of our business is another example of our focus on building value for all our stakeholders."

Consolidated Full Quarter Comparative Results (unaudited)

	As of and For the Three Months Ended December 31,
	2020	2019
	(in millions, except per share amounts)
Revenues	$119.6	$145.2

Operating income (1) (2)	$17.1	$16.0

Net income (loss) (1) (2)	$1.1	$(4.1)

Net earnings (loss) per diluted share (1) (2)	$0.01	$(0.05)

Diluted shares outstanding	94.3	75.4

Adjusted EBITDA (3)	$61.2	$63.2

Free Cash Flow (3)	$14.4	$4.5

Principal amount of outstanding debt	$1,145.3	$1,124.0

Cash and cash equivalents (4)	$251.7	$289.9

Net Cash Position (4) (5)	$139.1	$126.1
(1) Operating income, net income, and net income per diluted share for the three months ended December 31, 2020, included a $1.3 million charge for costs related to the consolidation and exiting of certain facilities and $0.7 million for the write-off of related inventory.
(2) Operating income, net loss, and net loss per diluted share for the three months ended December 31, 2019, included a $6.4 million charge for the settlement of FinTech-related litigation, $0.4 million in certain severance costs and professional fees related to the acquisition of loyalty assets and the repricing/early redemption refinancing transactions, $0.1 million for the reversal of purchase accounting liabilities, a $0.7 million value added tax (“VAT”) refund, and a $0.4 million non-cash charge for the write-off of certain intangible assets.
(3) For a reconciliation of net income (loss) to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(4) Cash and cash equivalents on December 31, 2019, included $91.2 million that was used to pay down $84.5 million of our senior unsecured notes and accrued and unpaid interest thereon, along with the related early redemption premium and fees on January 6, 2020.
(5) For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available at the end of this release.

Fourth Quarter 2020 Results Overview
Results for the three-month period ended December 31, 2020 reflect the continued impact of the COVID-19 pandemic, including casino closures and capacity limitations at reopened casinos. The number of closed casinos increased during the fourth quarter and further capacity limitations were placed on properties in some jurisdictions.
Revenues for the three-month period ended December 31, 2020 were $119.6 million compared to $145.2 million in the fourth quarter of 2019. Games and FinTech segment revenues were $64.9 million and $54.7 million, respectively, for the fourth quarter of 2020 compared to $77.1 million and $68.1 million, respectively, for the fourth quarter of 2019.
Operating income was $17.1 million for the fourth quarter of 2020 compared to $16.0 million in the prior-year period. Net income was $1.1 million, or $0.01 per diluted share, compared with a net loss of $4.1 million, or $(0.05) per diluted share, in the fourth quarter of 2019. Operating income and net loss for the fourth quarter of 2019 reflect a $6.4 million pre-tax charge related to litigation settlement and $1.6 million of additional charges.
Adjusted EBITDA for the fourth quarter of 2020 was $61.2 million compared to $63.2 million in the fourth quarter of 2019. Games and FinTech segment Adjusted EBITDA were $37.9 million and $23.3 million, respectively, for the three months ended December 31, 2020, compared with $35.4 million and $27.8 million, respectively, for the three months ended December 31, 2019.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2020	2019
	(in millions, except unit amounts and prices)
Revenues	$64.9	$77.1

Operating income(1)	$1.3	$1.7

Adjusted EBITDA (2)	$37.9	$35.4

Unit sales:
Units sold	797	1,348
Average sales price (“ASP”)	$18,060	$17,630

Gaming operations installed base:
Average units installed during period:
Average units installed	15,463	14,487
Daily win per unit (3)	$32.15	$34.52

Units installed at end of period:
Class II	9,278	9,102
Class III	6,467	5,609
Total installed base	15,745	14,711

Installed base — Oklahoma	6,454	6,234
Installed base — non-Oklahoma	9,291	8,477
Total installed base	15,745	14,711

Premium units	6,478	5,160
(1) Operating income for the three months ended December 31, 2020, included a $0.6 million charge for costs related to the consolidation and exiting of certain facilities and $0.7 million for the write-off of related inventory. Operating income for the three months ended December 31, 2019, included a $0.7 million VAT refund and a $0.4 million non-cash charge for the write-off of certain intangible assets.
(2) For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(3) Daily win per unit reflects the total of all units installed at casinos, inclusive of closed casinos and inactive units, where such units would have recorded no revenue and excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2020 Fourth Quarter Games Segment Highlights
Games segment revenues were $64.9 million compared to $77.1 million in the fourth quarter of 2019, primarily reflecting a decrease in electronic gaming machine sales due to ongoing capital conservation efforts by casino operators as they sought to mitigate the impact of the COVID-19 pandemic.
Operating income was $1.3 million, including $0.6 million of costs related to the consolidation and exiting of certain facilities, compared to $1.7 million a year ago. The impact of lower revenues was largely offset by lower expenses. Adjusted EBITDA increased to $37.9 million from $35.4 million in the 2019 fourth quarter.
•Gaming operations revenue was $49.7 million compared to $50.5 million in the prior-year period, inclusive of the impact from casino closures and inactive units at open casinos (due to social distancing requirements).
◦Reflecting the player popularity of its latest games and the growth in higher-earning premium unit placements, the Company estimates that Daily Win per Unit (“DWPU”) for active units exceeded $36.50 in the 2020 fourth quarter compared to DWPU of $34.52 in the 2019 fourth quarter. DWPU inclusive of all units installed at all casinos was $32.15 in the fourth quarter of 2020 compared to $32.81 in the 2020 third quarter, primarily reflecting the sequential impact from additional casino closures for part of the quarter, as well as installed units that remained inactive in reopened casinos due to social distancing requirements. In both cases, such units earned no revenue.
◦The installed base at December 31, 2020 increased by 1,034 units year over year and by 489 units on a quarterly sequential basis to a record 15,745 units. The installed base includes all installed units as of December 31, 2020, whether or not casinos had reopened and whether or not the games were active.
◦The premium portion of the installed base increased by 26%, or 1,318 units, year over year and by 337 units on a quarterly sequential basis to 6,478 units. Growth was driven primarily by additional placements of the strong-performing The Vault™ game theme, supported by the continued solid performance of other premium game themes including Smokin Hot Stuff Wicked Wheel® and Shark Week®. Premium units represented 41% of the total installed base at quarter-end compared to 35% a year ago. Wide-area progressive (“WAP”) units, a subcategory of premium units, grew by 124 units year over year and by 47 units on a quarterly sequential basis to 1,048 units at December 31, 2020.
◦Digital (formerly called Interactive) revenue was $1.6 million in the fourth quarter of 2020 compared to $1.0 million a year ago. Digital revenue growth reflects the increased number of online iGaming operator sites that feature the Company's games, as well as growth in its game library to 36 game themes, including popular themes such as Cash Machine™.
◦Revenues generated from the New York Lottery system business were $4.5 million in the fourth quarter of 2020 compared to $4.6 million in the prior-year period.
•Gaming equipment and systems revenues generated from the sale of gaming units and other related parts and equipment totaled $15.2 million in the fourth quarter of 2020 compared to $24.8 million in the prior-year period.
◦The Company sold 797 units at an average selling price (“ASP”) of $18,060 in the fourth quarter of 2020 compared with 1,348 units at an ASP of $17,630 in the fourth quarter of 2019 and 492 units at an ASP of $18,209 in the third quarter of 2020.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)*

	Three Months Ended December 31,
	2020	2019
	(in millions, unless otherwise noted)
Revenues	$54.7	$68.1

Operating income (1)	$15.8	$14.3

Adjusted EBITDA (2)	$23.3	$27.8

Value of funding transactions processed (in millions):
Cash advance	$1,614.4	$1,934.0
ATM	$4,651.7	$5,459.1
Check warranty	$275.1	$424.4
Total value processed	$6,541.2	$7,817.5

Number of transactions completed (in millions):
Cash advance	2.4	3.0
ATM	20.0	25.4
Check warranty	0.7	1.1
Total transactions completed	23.1	29.5
* Rounding may cause variances.
(1)Operating income for the three months ended December 31, 2020, included a $0.7 million charge for costs related to the consolidation and exiting of certain facilities. Operating income for the three months ended December 31, 2019, included a $6.4 million charge for the settlement of FinTech-related litigation, $0.4 million in certain severance costs and professional fees related to the acquisition of loyalty assets and the repricing/early redemption refinancing transactions and $0.1 million for the reversal of purchase accounting liabilities.
(2)For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.

2020 Fourth Quarter Financial Technology Solutions Segment Highlights
FinTech revenues were $54.7 million in the fourth quarter of 2020 compared to $68.1 million in the prior-year period, primarily reflecting the impact of certain casino closures and reduced casino activity due to the COVID-19 pandemic.
Operating income improved to $15.8 million from $14.3 million in the 2019 fourth quarter, with the year-ago period including a $6.4 million charge for litigation settlement. Adjusted EBITDA was $23.3 million compared to $27.8 million in the year-ago period, primarily reflecting the impact of lower revenues partially offset by lower expenses.
•Cash access service revenues, which include debit and credit card transactions (cash dispensing and cashless) and check services, declined to $31.1 million compared to $41.1 million in the fourth quarter of 2019, primarily reflecting the impact of closed casinos and reduced casino activity.
◦During the 2020 fourth quarter, two casino operators went live with cashless mobile wallets powered by the Company’s CashClub Wallet digital offering.
•Equipment sales revenues were $8.3 million in the fourth quarter of 2020 compared to $12.8 million in the fourth quarter of 2019.

◦Sales of self-service loyalty and marketing kiosks were $2.2 million in the fourth quarter of 2020 compared with $2.0 million in the prior-year period, driven by steady demand for loyalty kiosks. Sales of fully integrated kiosks decreased due to capital conservation efforts by casino operators as a result of the uncertainty created by the pandemic.
•Information services and other revenues, which includes loyalty software and product subscriptions, compliance products, Central Credit, kiosk maintenance and other revenue, were $15.3 million, of which approximately 77% were of a recurring nature, compared to total revenue of $14.3 million in the fourth quarter of 2019, of which 65% were of a recurring nature.
Balance Sheet and Liquidity
•As of December 31, 2020, the Company had cash and cash equivalents of $251.7 million and a Net Cash Position of $139.1 million.
•Subsequent to the end of the fourth quarter, the Company repriced $735.5 million of its Senior Secured Term Loan, reducing the applicable interest rate by 25 basis points and driving savings of approximately $1.8 million in cash interest costs on an annualized basis at current market rates.
2021 First Quarter Outlook
Notwithstanding the continuing impact from casino closures, slower casino activity to-date in 2021 and the severe winter weather that impacted much of the country in February, Everi expects 2021 first quarter operating and financial results to exceed 2020 first quarter results and for revenues, net income and Adjusted EBITDA to be comparable to or be slightly ahead of its 2020 fourth quarter results.
Based on current conditions and performance trends in both of the Company’s operating segments and barring any further macro-economic or pandemic-related setback, Everi expects that operating results in the second half of 2021 will outperform the first half of the year.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2020 fourth quarter and full year results at 5:00 p.m. ET today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 8:00 p.m. ET today and may be accessed by dialing +1 (412) 317-6671; the PIN number is 13716607. A replay will be available until March 16, 2021. The call will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Presentations”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, and Total Net Debt and Total Net Debt Leverage Ratio, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP. Total Net Debt and Total Net Debt Leverage Ratio should be read in conjunction with principal face value of debt outstanding and cash and cash equivalents.
We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, write-down of assets, costs related to consolidation and exiting of facilities, litigation accrual, employee severance costs and other expenses, foreign exchange loss, asset acquisition expense, non-recurring professional fees, other one-time charges and the adjustment of certain purchase accounting liabilities. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
We define Total Net Debt as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents or $50 million, whichever is smaller. Total Net Debt Leverage Ratio, as used herein, represents Total Net Debt divided by Adjusted EBITDA for the trailing twelve-month period. We present Total Net Debt and Total Net Debt Leverage Ratio as management monitors these items in evaluating our overall liquidity, financial flexibility and leverage, as well as our financial position relative to our credit agreements. Management believes that investors find these useful in evaluating the Company’s overall liquidity.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “designed to,” “in an effort to,” “will provide,” “look forward to,” or “will” and similar expressions to identify forward-looking statements. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future events or performance. Actual results may differ materially from those contemplated in these statements, due to risks and uncertainties. Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements; regain revenue momentum, generate Free Cash Flow, and improve the Company’s capital structure; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address; create incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and the adoption of our products and technologies.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the impact of the ongoing COVID-19 global pandemic on our business, operations and financial condition, our history of net losses and our ability to generate profits in the future; our debt leverage and the related covenants that restrict our operations; our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; our ability to compete in the gaming industry; our ability to execute on mergers, acquisitions and/or strategic alliances, including the timing and closing of acquisitions and our ability to integrate and operate such acquisitions consistent with our forecasts; our ability to access the capital markets to raise funds; expectations regarding our existing and future installed base and win per day; expectations regarding development and placement fee arrangements; inaccuracies in underlying operating assumptions; expectations regarding customers’ preferences and demands for future gaming offerings; expectations regarding our product portfolio; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated customer contracts; margin degradation from contract renewals; technological obsolescence; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with security chip technology; our ability to introduce new and enhanced products and services, including third-party licensed content; gaming establishment and patron preferences; our ability to prevent, mitigate or timely recover from cybersecurity breaches, attacks and compromises; the level of our capital expenditures and product development; anticipated sales performance; employee turnover; national and international economic conditions; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties that we may face; competitive pressures in the gaming and financial technology sectors; the impact of changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; unanticipated expenses or capital needs and those other risks and uncertainties discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission filed on March 2, 2020. Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and speak only as of the date hereof.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi
Everi (NYSE: EVRI) is a leading supplier of imaginative entertainment and trusted gaming technology solutions for the casino and digital gaming industry. Everi's mission is to transform the casino floor through innovative gaming and financial technology and loyalty solutions. With a focus on both land-based and digital gaming operators and their players, the Company develops entertaining games and gaming machines, gaming systems and services that facilitate memorable player experience, and is a preeminent and comprehensive provider of financial products and services that facilitate convenient and secure cash and cashless-based financial transactions, self-service player loyalty tools and applications, regulatory and intelligence software, and other intuitive solutions that improve casino operational efficiencies and fulfill regulatory compliance requirements. Everi provides these products and services in its effort to help make its customers even more successful. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
Contact Investor Relations:
Everi Holdings Inc.
William Pfund
SVP, Investor Relations
702-676-9513 or william.pfund@everi.com
JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(In thousands, except (loss) earnings per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues
Games revenues
Gaming operations	$49,686	$50,497	$156,199	$188,874
Gaming equipment and systems	15,211	24,836	44,006	90,919
Gaming other	20	1,707	96	3,326
Games total revenues	64,917	77,040	200,301	283,119
FinTech revenues
Cash access services	31,049	41,061	112,035	164,741
Equipment	8,293	12,814	24,297	37,865
Information services and other	15,293	14,262	47,041	47,502
FinTech total revenues	54,635	68,137	183,373	250,108
Total revenues	119,552	145,177	383,674	533,227
Costs and expenses
Games cost of revenues
Gaming operations	4,721	5,251	15,192	18,043
Gaming equipment and systems	9,055	13,739	25,680	50,826
Gaming other	—	1,561	456	3,025
Games total cost of revenues	13,776	20,551	41,328	71,894
FinTech cost of revenues
Cash access services	1,528	4,459	6,755	14,236
Equipment	5,272	7,408	14,724	22,292
Information services and other	972	1,012	3,029	3,964
FinTech total cost of revenues	7,772	12,879	24,508	40,492
Operating expenses	37,118	50,738	152,546	162,184
Research and development	6,985	10,106	27,943	32,505
Depreciation	18,759	17,136	67,459	63,198
Amortization	17,993	17,794	75,305	68,937
Total costs and expenses	102,403	129,204	389,089	439,210
Operating income (loss)	$17,149	$15,973	$(5,415)	$94,017
Other expenses
Interest expense, net of interest income	18,338	17,714	74,564	77,844
Loss on extinguishment of debt	—	179	7,457	179
Total other expenses	18,338	17,893	82,021	78,023
(Loss) income before income tax	(1,189)	(1,920)	(87,436)	15,994
Income tax (benefit) provision	(2,322)	2,224	(5,756)	(523)
Net income (loss)	1,133	(4,144)	(81,680)	16,517
Foreign currency translation	923	1,368	(372)	1,179
Comprehensive income (loss)	$2,056	$(2,776)	$(82,052)	$17,696

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Earnings (loss) per share
Basic	$0.01	$(0.05)	$(0.96)	$0.23
Diluted	$0.01	$(0.05)	$(0.96)	$0.21
Weighted average common shares outstanding
Basic	86,205	75,387	85,379	72,376
Diluted	94,256	75,387	85,379	79,235

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(81,680)	$16,517
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	67,459	63,198
Amortization	75,305	68,937
Non-cash lease expense	4,880	4,276
Amortization of financing costs and discounts	4,283	4,285
Loss on sale or disposal of assets	450	1,678
Accretion of contract rights	7,675	8,710
Provision for credit losses	8,010	14,647
Deferred income taxes	(6,579)	(1,594)
Write-down of assets	13,068	1,268
Reserve for obsolescence	2,166	1,463
Loss on extinguishment of debt	7,457	179
Stock-based compensation	13,036	9,857
Other non-cash items	456	—
Changes in operating assets and liabilities:
Settlement receivables	9,881	12,961
Trade and other receivables	8,621	(41,754)
Inventory	(5,650)	(3,067)
Prepaid and other assets	(4,301)	(18,724)
Settlement liabilities	(61,133)	(100,783)
Accounts payable and accrued expenses	(27,225)	42,836
Net cash provided by operating activities	36,179	84,890
Cash flows from investing activities
Capital expenditures	(76,429)	(114,291)
Acquisitions, net of cash acquired	(15,000)	(35,000)
Proceeds from sale of property and equipment	396	56
Placement fee agreements	(3,085)	(17,102)
Net cash used in investing activities	(94,118)	(166,337)
Cash flows from financing activities
Proceeds from incremental term loan	125,000	—
Repayments of incremental term loan	(625)	—
Proceeds from revolving credit facility	35,000	—
Repayments of revolving credit facility	(35,000)	—
Repayments of existing term loan	(13,500)	(58,700)
Repayments of unsecured notes	(89,619)	—
Fees associated with debt transactions	(11,128)	(707)
Proceeds from issuance of common stock, net	—	122,376
Proceeds from exercise of stock options	6,226	15,704
Treasury stock	(1,288)	(1,060)
Net cash provided by financing activities	15,066	77,613
Effect of exchange rates on cash	(1,388)	1,263
Cash, cash equivalents and restricted cash
Net decrease for the period	(44,261)	(2,571)
Balance, beginning of the period	296,610	299,181
Balance, end of the period	$252,349	$296,610

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At December 31,	At December 31,
	2020	2019
Cash available
Cash and cash equivalents (1)	$251,706	$289,870
Settlement receivables	60,652	70,282
Settlement liabilities	(173,211)	(234,087)
Net cash position	139,147	126,065

Undrawn revolving credit facility	35,000	35,000
Net cash available	$174,147	$161,065
(1) Cash and cash equivalents on December 31, 2019, included approximately $91.2 million that was used to pay down $84.5 of our senior unsecured notes and accrued and unpaid interest thereon, along with the related early redemption premium and fees on January 6, 2020.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW AND ADJUSTED EBITDA MARGIN
(In thousands)

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
	Games	FinTech	Total	Games	FinTech	Total
Net income (loss)			$1,133			$(4,144)
Income tax (benefit) provision			(2,322)			2,224
Loss on extinguishment of debt			—			179
Interest expense, net of interest income			18,338			17,714
Operating income	$1,304	$15,845	$17,149	$1,647	$14,326	$15,973

Plus: depreciation and amortization	31,405	5,346	36,751	30,447	4,483	34,930
EBITDA	$32,709	$21,191	$53,900	$32,094	$18,809	$50,903

Non-cash stock compensation expense	1,509	1,419	2,928	1,411	2,305	3,716
Accretion of contract rights	2,330	—	2,330	2,170	—	2,170
Office and warehouse consolidation	626	676	1,302	—	—	—
Write-off of inventory, property and equipment and intangible assets	733	—	733	425	—	425
Adjustment of certain purchase accounting liabilities	—	—	—	—	(129)	(129)
Non-recurring professional fees and other, net (1)	—	—	—	(735)	454	(281)
Litigation settlement accrual	—	—	—	—	6,350	6,350
Adjusted EBITDA	$37,907	$23,286	$61,193	$35,365	$27,789	$63,154

Cash paid for interest			(22,231)			(25,274)
Cash paid for capital expenditures			(24,001)			(32,649)
Cash paid for placement fees			(64)			—
Cash paid for income taxes, net of refunds			(495)			(763)
Free Cash Flow			$14,402			$4,468
(1) Included in the amount reported for the three months ended December 31, 2019, is approximately $0.7 million related to our Games segment from the net recovery of a VAT refund from the Mexican authorities after non-recurring professional fees associated with the recovery of these amounts.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW AND ADJUSTED EBITDA MARGIN
(In thousands)

	Year Ended December 31, 2020			Year Ended December 31, 2019
	Games	FinTech	Total	Games	FinTech	Total
Net (loss) income			$(81,680)			$16,517
Income tax benefit			(5,756)			(523)
Loss on extinguishment of debt			7,457			179
Interest expense, net of interest income			74,564			77,844
Operating (loss) income	$(46,368)	$40,953	$(5,415)	$10,376	$83,641	$94,017

Plus: depreciation and amortization	121,492	21,272	142,764	114,373	17,762	132,135
EBITDA	$75,124	$62,225	$137,349	$124,749	$101,403	$226,152

Non-cash stock compensation expense	6,746	6,290	13,036	3,306	6,551	9,857
Accretion of contract rights	7,675	—	7,675	8,710	—	8,710
Write-off of inventory, property and equipment and intangible assets	9,965	1,801	11,766	1,268	—	1,268
Employee severance costs and other expenses	1,578	1,122	2,700	—	—	—
Foreign exchange loss	83	1,199	1,282	—	—	—
Office and warehouse consolidation	626	676	1,302	—	—	—
Non-recurring professional fees and other, net (1)	30	932	962	(251)	1,244	993
Other one-time charges	456	—	456	—	—
Adjustment of certain purchase accounting liabilities	—	—	—	—	(129)	(129)
Litigation settlement accrual	—	—	—	—	6,350	6,350
Adjusted EBITDA	$102,283	$74,245	$176,528	$137,782	$115,419	$253,201

Cash paid for interest			(67,562)			(77,351)
Cash paid for capital expenditures			(76,429)			(114,291)
Cash paid for placement fees			(3,085)			(17,102)
Cash paid for income taxes, net of refunds			(576)			(694)
Free Cash Flow			$28,876			$43,763
(1) Included in the amount reported for the year ended December 31, 2019, is approximately $0.7 million related to our Games segment from the net recovery of a VAT refund from the Mexican authorities after non-recurring professional fees associated with the recovery of these amounts.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CALCULATION OF TOTAL NET DEBT LEVERAGE RATIO
(In thousands, except for ratio)

	Trailing Twelve Months Ended
	December 31, 2020	December 31, 2019
Net (loss) income	$(81,680)	$16,517
Income tax benefit	(5,756)	(523)
Loss on extinguishment of debt	7,457	179
Interest expense, net of interest income	74,564	77,844
Operating (loss) income	$(5,415)	$94,017

Plus: depreciation and amortization	142,764	132,135
EBITDA	$137,349	$226,152

Non-cash stock compensation expense	13,036	9,857
Accretion of contract rights	7,675	8,710
Write-off of inventory, property and equipment and intangible assets	11,766	1,268
Employee severance costs and other expenses	2,700	—
Foreign exchange loss	1,282	—
Office and warehouse consolidation	1,302	—
Non-recurring professional fees and other, net (1)	962	993
Other one-time charges	456	—
Adjustment of certain purchase accounting liabilities	—	(129)
Litigation settlement accrual	—	6,350
Adjusted EBITDA	$176,528	$253,201

Principal face value of debt outstanding (2)	$1,145,256	$1,124,000
Less: cash and cash equivalents (3)	50,000	50,000
Total Net Debt	$1,095,256	$1,074,000
Total Net Debt Leverage Ratio	6.2x	4.2x
(1) Included in the twelve-month period ended December 31, 2019, is the recovery of approximately $0.7 million of a VAT refund from the Mexican authorities related to our Games segment.
(2) Principal face value includes outstanding amounts on the senior secured term loan facility, the senior secured revolving credit facility and the senior unsecured notes. The balance at December 31, 2019, does not reflect the $84.5 million early redemption of senior unsecured notes paid on January 6, 2020.
(3) The Company nets the lesser of cash and cash equivalents or $50 million against debt outstanding, as provided in the Company's Credit Facility.